TO OUR SHAREHOLDERS AND FRIENDS

We are pleased to provide this overview of our results for the three- and nine-month periods ended September 30, 2009. Our strategy to balance growth with sound “core” earnings during these unprecedented times is reflected on the following pages.

There are so many aspects of this environment that are outside of our control: pressures from lower real estate values, heightened regulatory oversight, and some of our customers’ strained cash flows, to name a few. While these external factors beyond our control will make our business tough for a while, we are committed to focusing our energy on those activities that are within our control. This is exactly the attitude that has contributed to a solid performance so far in 2009.

The highlights for the three- and nine-month periods are as follows:

• Earnings – The Company earned $325,000 for the third quarter of 2009, compared to $267,000 for the same quarterly period in the prior year. For the nine-month period ended September 30, 2009, the Company had a net loss of $180,000, compared to a $36,000 net loss in the first nine months of 2008.

• Improved nonperforming assets – Nonperforming assets as a percentage of assets were 1.64% as of September 30, 2009, compared to 3.48% at the end of the previous quarter and 2.89% as of December 31, 2008. The average nonperforming assets for banks in Florida were 5.73%.

• Improved net interest margin – The net interest margin improved to 3.59% from 2.97% in the previous quarter and from 2.94% in the third quarter of 2008. We remain committed to our strategy to transition from higher-cost certificates of deposit to lower-cost core deposits.

• Maintained strong capital ratios – The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital at 11.83%, 9.12%, and 8.12%, respectively.

The Jacksonville Bank is well positioned to be the dominant community bank in our city. We are committed to the achievement of this goal because we firmly believe it is in the best interest of our employees, our customers, our shareholders, and the people of Jacksonville.

We thank you for your continued support in helping us build the kind of company that, regardless of the times we find ourselves in, you are glad to be a part of.

Sincerely,

Gilbert J. Pomar, III	Donald E. Roller
President & CEO	Chairman of the Board

JACKSONVILLE BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
($ in thousands)	2009	2008

ASSETS
Cash and due from banks	$5,496	$6,744
Federal funds sold	–	1,002
Securities available for sale	23,795	28,924
Securities held to maturity	50	50
Loans, net of allowance for loan losses	389,082	376,344
Premises and equipment, net	3,612	4,046
Bank-owned life insurance (BOLI)	8,871	8,696
Federal Home Loan Bank stock, at cost	2,957	2,591
Real estate owned	1,245	89
Accrued interest receivable	1,946	2,091
Other assets	2,889	2,595
Total assets	$439,943	$433,172

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$43,641	$44,656
Money market, NOW and savings deposits	92,098	86,035
Time deposits	185,864	220,125
Total deposits	321,603	350,816
Federal funds purchased	43	–
FHLB advances	48,350	40,300
Federal Reserve borrowings	26,500	–
Subordinated debt	14,550	14,550
Other liabilities	1,937	1,055
Total liabilities	$412,983	$406,721

SHAREHOLDERS’ EQUITY
Common stock	$17	$17
Additional paid-in capital	18,620	18,537
Retained earnings	8,033	8,145
Treasury stock, shares	(8)	(2)
Accumulated other comprehensive income (loss)	298	(246)
Total Shareholders’ Equity	$26,960	$26,451
Total Liabilities and Shareholders’ Equity	$439,943	$433,172

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2009	2008	2009	2008
Interest Income	$6,081	$6,457	$17,387	$19,459
Interest Expense	2,266	3,409	7,578	10,259
Net Interest Income	3,815	3,048	9,809	9,200
Provision for Loan Losses	1,070	665	3,315	2,783
Noninterest Income	241	300	611	812
Noninterest Expense	2,528	2,339	7,481	7,477
Income Tax Expense (Benefit)	133	77	(196)	(212)
Net Income (Loss)	$325	$267	$(180)	$(36)
Diluted Earnings Per Share	$0.19	$0.15	$(0.10)	$(0.02)

FINANCIAL HIGHLIGHTS
	As of and for the
	Nine Months Ended
	September 30,
($ in thousands, except per share data)	2009	2008
Loans	$395,537	$380,681
Allowance for Loan Losses	6,455	4,337
Deposits	321,603	350,816
Total Assets	439,943	433,172
Shareholders’ Equity	26,960	26,451
Net Income (Loss)	(180)	(36)
Shares Outstanding – End of Period	1,748,854	1,748,631
Book Value Per Share	15.42	15.13
Diluted Weighted Average Shares Outstanding	1,748,482	1,748,183
Diluted Earnings Per Share	(0.10)	(0.02)

QUARTERLY COMPARISON
	As of Quarter Ended
($ in thousands, except per share data)	3Q 2009	2Q 2009	1Q 2009	4Q 2008	3Q 2008
Net Income	$325	$(396)	$(109)	$71	$267
Diluted Earnings Per Share	0.19	(0.23)	(0.06)	0.04	0.15
Assets	439,943	437,458	431,987	433,999	433,172
Deposits	321,603	321,864	344,506	345,544	350,816
Loans, Net of Allowance for Loan Losses	389,082	384,817	378,755	374,993	376,344
Shareholders’ Equity	26,960	26,433	26,855	26,845	26,451
Shareholders’ Equity/Assets	6.13%	6.04%	6.22%	6.19%	6.11%
Book Value Per Share	15.42	15.13	15.36	15.35	15.13
Shares Outstanding at end of period	1,748,854	1,747,599	1,748,799	1,748,599	1,748,631
Diluted Shares	1,749,074	1,748,214	1,748,647	1,760,511	1,777,292
Outstanding – Average